Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), by and among COMFORCE CORPORATION, a Delaware corporation (“COMFORCE”), COMFORCE OPERATING, INC., a Delaware corporation wholly owned by COMFORCE (“COI” and, together with COMFORCE and any of its other subsidiaries that are directly or indirectly 50% or more owned by COMFORCE, collectively, “Employer”), and HARRY V. MACCARRONE, a resident of the State of New York (“Employee”), executed on March 31, 2008 and effective as of such date (the “Effective Date”).

RECITALS:

A.           The parties to this Agreement entered into that certain Amended and Restated Employment Agreement dated August 7, 2006, as further amended March 27, 2007, under which Employee provided services to and on behalf of Employer as an employee of Employer.  The parties now desire to amend and restate Employee’s employment agreement in order to ensure that the terms conform to the requirements of the final regulations of the Internal Revenue Service issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other amendments to clarify terms and ensure that the Agreement comports with the understandings and expectations of Employer and Employee; and

B.           Employer wishes to continue to employ Employee, and Employee is willing to continue employment with Employer, on and after the Effective Date on the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

1.           Employment of Employee.  Employer continues to employ Employee, and Employee continues to accept employment by Employer, during the Term (as defined in Section 2 of this Agreement), for the consideration and on the terms and conditions provided in this Agreement.  Employee shall be employed during the Term in such capacity or capacities, and perform such duties, as may be determined from time to time by each Employer’s Board of Directors or the Chairman of the Board.  COMFORCE, COI and/or any subsidiary shall allocate between each other the uses of Employee and Employee costs under this Agreement.  Subject to the foregoing powers of the Board of Directors and Chairman of Employer, Employee shall maintain the title and position of Executive Vice President, Chief Financial Officer and Secretary of Employer.  Employee shall have full authority and responsibility to undertake and carry out the functions and activities of that position in all respects, subject only to directions of, and policies established and communicated to Employee from time to time by, Board of Directors or the Chairman of the Board.

2.           Effective Date: Term.   This Agreement shall commence and be effective for all purposes as of the Effective Date and shall remain in effect, unless earlier terminated as provided in Section 7 of this Agreement, until December 31, 2008 (the “Initial Termination Date”), which date shall be extended to the immediately succeeding December 31 unless, not less than sixty (60) days prior to the Initial Termination Date or any subsequent extension thereof, either party has given the other written notice of termination of this Agreement.  For purposes of this Agreement, the period during which Employee is employed by Employer pursuant to this Agreement is called the “Term.”

For purposes of this Agreement, “separation from service” shall mean the Employee’s separation from service, as defined in regulations promulgated under section 409A of the Code, except that a separation from service will occur when the Employee’s level of services drops to 49% or less of the average level of services provided by the Employee over the immediately preceding 36 month period.  If Employee’s status changes from an employee to an independent contractor (other than as a member of COMFORCE’s board of directors), the determination of the “separation from service” will not take into account the services provided as an independent contractor unless required by regulations promulgated under Section 409A of the Code.

3.           Employee’s Duties.     During the Term, Employee shall: (i) devote his full working time and attention to the business and affairs of Employer and to the performance of his duties under this Agreement; (ii) serve Employer faithfully and to the best of his ability, and use his best efforts to promote the interests of Employer; and (iii) follow and implement the policies and directions of the Board of Directors.  Notwithstanding the above, nothing contained in this Section 3 shall be deemed to prevent Employee from engaging in activities relating to: (A) making of investments for his own account or for the account of others; (B) investment banking, venture capital and finance activities; (C) serving as a member of the board of directors of other corporations; or (D) engaging in charitable or public service activities; provided, however, that such investments, services and activities do not interfere or conflict with Employee’s performance of his duties under this Agreement.

4.           Employee’s Compensation.

(a)                 Base Salary.

(i)           As Employee’s base compensation for all services to be performed under this Agreement for the period commencing April 1, 2007 and ending March 31, 2008, Employer shall pay Employee a salary (“Base Salary”) at the per annum rate of Three Hundred Sixty-Three Thousand Four Hundred Eighty-Four Dollars ($363,484), payable in accordance with Employer’s payroll practices for its officers.  For the period commencing April 1, 2008 and (assuming renewal of this Agreement) ending March 31, 2009, Employer shall pay Employee a Base Salary at the per annum rate of Three Hundred Ninety-Nine Thousand Eight Hundred Thirty-Two Dollars ($399,832), payable in accordance with Employer’s payroll practices for its officers.

(ii)           Thereafter, Employee’s Base Salary will increase annually during the Term on each April 1st, by the greater of (A) seven percent (7%) or (B) the percentage increase in the Price Index (as defined below) for the most recently available month at the time of each such increase over the Price Index reported for the same month one year prior (such percentage increase calculated pursuant to this Section 4(a) is referred to in this Agreement as the “CPI Increase”).

(iii)           The Base Salary may also be increased from time to time at the discretion of the Board of Directors or any committee thereof having authority over Employee’s compensation to account for material changes of circumstances of Employer or of the responsibilities of Employee, and may be increased by the Board of Directors or such committee from time to time in its discretion for any other reason whatsoever.

For purposes of this Agreement, “Price Index” shall mean the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index U.S. City Averages, all Urban Consumers, All Items, 1982-84 = 100.  If the manner in which the Price Index as determined by the Department of Labor shall be substantially revised, or if the 1982-84 average shall no longer be used as an index of 100, an adjustment shall be made in such revised index so that the number used shall be that which would have been obtained if the Price Index had not been so revised or if said average was still in use. If the Price Index shall become unavailable for any reason whatsoever, the parties will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by another governmental agency or, if no such index shall then be available, a comparable index published by a major bank or other financial institution.

(b)                 Reimbursement of Expenses.

(i)           During the Term, Employee shall incur ordinary and necessary business expenses in connection with the performance of his duties under this Agreement.  Employer shall pay or reimburse Employee for such business expenses in accordance with Employer’s policies and procedures for accountable plans.

(ii)           In addition, Employee shall receive $15,000 each calendar year during the Term as a non-accountable expense allowance, and Employer shall reimburse to Employee such non-accountable expenses before the close of the calendar year in which such expenses are incurred by Employee; provided, however, that nothing herein shall preclude Employee and Employer from accounting for any documented expenses incurred by Employee.

(c)           Benefit Plans.  Employee shall receive such incidental benefits of employment, such as medical and dental insurance, and pension plan participation as are provided generally to Employer’s other executive officers.  Without limiting the foregoing, Employer shall either (i) pay for health insurance under Employer’s cafeteria plan under Section 125 of the Code, or (ii) reimburse Employee for the cost of supplemental or other health insurance costs in lieu of payment under the Employer’s cafeteria plan (provided that in no event shall the reimbursable amount exceed the costs Employer would bear under the cafeteria plan pursuant to clause (i)) not later than two and one-half (2.5) months following the close of the calendar year in which such health insurance costs are incurred.

(d)           Fringe Benefits.    Employee shall be entitled to participate in all other fringe benefits generally offered by Employer to its employees during the Term.

(e)           Deferred Plans. Notwithstanding anything to the contrary contained in this Agreement, the COMFORCE Corporation Restated Deferred Compensation Plan and the

COMFORCE Corporation Restated Deferred Vacation Plan shall continue in effect, and the rights and obligations of Employer and Employee shall be governed by the terms thereof.

5.           Employee’s Vacation.  Employee shall be entitled to paid vacation annually equal to the greater of (a) five (5) weeks or (b) the period provided in Employer’s vacation policies for similarly situated employees.

6.           Non-Solicitation and Non-Competition Provisions.

(a)           Non-Solicitation.  The Employee recognizes that the methods employed in the Employer’s business are such as have placed and would place the Employee in close business and personal relationship with the Employer’s customers.  It is therefore agreed that in the event of a termination of this Agreement for any reason whatsoever, the Employee will not for a period of one (1) year from the date of termination of this Agreement, either directly or indirectly on Employee’s own account or as agent, stockholder, owner, employer, employee, or otherwise, solicit any business from the then customers of the Employer or from potential customers of the Employer that Employee may have contacted or been assigned to at any time during Employee’s period of employment.  Nothing herein shall be deemed to preclude Employee from taking a position in accordance with the last sentence of Section 6(b) hereof, as long as he is not directly involved in actions or conduct prohibited by this Section 6(a).

(b)           Non-Competition.  The Employee further agrees that during the Term of Employment and for a period of one (1) year from the date of termination, Employee shall not engage either  directly or indirectly on Employee’s  own account or as agent, stockholder, owner, employee, employer or otherwise, in a business which is the same as or substantially similar to that of the Employer and any subsidiaries, parent or affiliates (collectively the “Group”), (i) within the United States or (ii)  within any  country in which the Group  conducts  any  business.  Notwithstanding the foregoing, Employee may during the period in which this Section 6(b) is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Group provided that Employee does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (A) control or have the ability to control the corporation or other entity, (B) provide to the corporation or entity, whether as an employee, consultant or otherwise, advice or consultation other than as set forth below, (C) provide to the corporation or entity any confidential or proprietary information regarding the Group or its businesses or regarding the conduct of businesses similar to those of the Group, (D) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (E) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Employee may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.  In addition, notwithstanding the prior provisions of this Section 6(b), after the termination of Employee’s employment with Employer, Employee may take a position: (x) as an employee with a business that is similar to Employer provided that such position is a position, such as chief financial officer or controller, that solely relates to financial and accounting aspects of the business, that such position does not involve the management, oversight or direction of any operations other than accounting and financial functions; or (y) as an employee working in any capacity whatsoever for any corporation, partnership,  limited liability company or other venture in which John C. Fanning is either employed or has substantial involvement.

7.           Termination of Agreement.

(a)                 Termination for “Just Cause.”  Employer agrees to promptly give Employee written notice if Employer believes that acts or events constituting “just cause” (as defined below) exist.  Employee has the right to cure within thirty (30) days of Employer’s giving of such notice, the acts, events or conditions which led to Employer’s notice, but only if such acts are capable of being cured.  If Employer provides notice to Employee of acts or events constituting “just cause” that Employee fails to timely cure, Employer shall have the right to terminate Employee’s employment hereunder effective immediately upon written notice of termination from Employer to Employee.  Within 90 days after the date of such separation from service, but no later than March 15 of the year following the separation from service, Employee shall receive only such amounts as are earned through the date of separation from service (including cash bonuses that have been awarded to Employee but remain unpaid), and Employer shall owe no further consideration or compensation to Employee, except to the extent required by law.  Without limiting the foregoing, Employee shall receive no further consideration for the non-accountable expense allowance under Section 4(b)(ii) beyond any amounts previously paid or credited to Employee in respect of such allowance or expenses reimbursed (or previously incurred and reimbursable) under such allowance, as of the date of separation from service (which, if any, would be paid in accordance with Section 4(b)(ii)).

For purposes of this Agreement, “just cause” shall mean: (i) the willful failure or refusal of Employee to implement or follow the reasonable written policies or directions of Employer’s Board of Directors, provided that Employee’s failure or refusal is not based upon Employee’s belief in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (ii) embezzlement; (iii) material violation of any of Employee’s covenants or agreements set forth in this Agreement due to Employee’s willfulness or gross negligence; and (iv) conviction of Employee of a felony arising from an act or acts which result in material harm to Employer; provided, however, that after a Change of Control, “just cause” shall only mean the events described in clauses (ii), (iii) and (iv) of this sentence.

If Employee terminates his employment with Employer as a result of a material breach by Employer of its obligations under this Agreement, which breach, (a) if it is capable of being cured, has not been cured within 30 days following receipt of written notice of such breach from Employee to Employer (such notice and opportunity to cure to apply only if such breach is capable of being cured), and (b) involves a “material negative change” in the employment relationship within the meaning of such term under regulations promulgated under Section 409A of the Code, as amended from time to time, such termination shall be deemed for all purposes of this Agreement as a termination of Employee’s employment by Employer without “just cause.”

(b)                 Termination on Death.  The employment of Employee shall automatically terminate upon the death of Employee.  Within 90 days after the date of the Employee’s death, Employee’s estate shall receive only such amounts as are earned (including cash bonuses that have been awarded to Employee but remain unpaid) as of the date of Employee’s death, and Employer shall owe no further consideration or compensation to Employee or to Employee’s estate.  For purposes of this paragraph, for the calendar year in which he dies, Employee shall be deemed to have earned an amount equal to the non-accountable expense allowance under Section 4(b)(ii) multiplied by a fraction, the numerator of which shall be the number of full calendar months Employee was employed during the calendar year in which he dies, as of the date of the Employee’s death, and the denominator of which shall be 12, less any amount previously paid or credited to Employee in respect of such allowance for such calendar year.

(c)                 Termination on Disability.  Employer shall have the right to terminate Employee’s employment hereunder in the event Employee suffers a Disability, effective immediately upon written notice from Employer to Employee.  For purposes hereof, “Disability” shall mean the inability of Employee to substantially perform his duties and responsibilities to the Company by reason of a physical or mental injury, illness disability or infirmity.  Within 90 days after the date of such separation from service, Employee shall be entitled to receive the compensation set forth below in this Section 7(c).  The amounts determined under clauses (i), (ii), (iii), (iv) and (vi) shall be paid within 90 days after the date of separation from service, except to the extent any portion of such payment will be subject to the provisions of Section 409A of the Code, in which case such subject portion shall be paid no earlier than the date that is six (6) months following the date of separation from service.

(i)           Employee will be entitled to receive an amount equal to his annual Base Salary at the then current rate.

(ii)           Employee will be entitled to receive an amount equal to the highest amount of cash bonuses paid (or that have been awarded to Employee for a prior year’s service but remain unpaid as of the date of termination) to Employee for any one (1) year during the three (3) years prior to such separation from service.

(iii)           Employee will be entitled to receive an amount equal to the amount contributed by Employer on behalf of Employee for the calendar year ending immediately prior to the date of separation from service under the COMFORCE Corporation Restated Deferred Compensation Plan, but any contributions by Employer on behalf of Employee under the COMFORCE Corporation Restated Deferred Vacation Plan shall be excluded.

(iv)           Employer shall reimburse Employee for Employee’s cost of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a one (1) year period following separation from service if such coverage is both available and elected by Employee.  If such COBRA coverage is not available for all or any part of this period, then Employer shall pay to Employee monthly, for the period COBRA coverage is not available, the lesser of the cost of (A) other medical insurance Employee elects to obtain by the election deadline date that is required under COBRA or (B) COBRA insurance (had it been available).

(v)           Employee will be entitled to receive an amount equal to the annual non-accountable expense allowance ($15,000) multiplied by a fraction, the numerator of which shall be the number of full calendar months Employee was employed during the calendar year in which his employment is terminated due to Disability based on the date of separation from service, and the denominator of which shall be 12, less any amount previously paid or credited to Employee in respect of such allowance or for expenses reimbursed (or previously incurred and reimbursable) under such allowance for such calendar year as of the date of separation from service.

(d)                 Termination without “Just Cause.” If Employer terminates this Agreement without “just cause” or gives notice to Employee under Section 2 that this Agreement will not be extended beyond the then current Term, then, subject to the exclusions set forth in this Section 7(d), Employee will be entitled to receive the compensation set forth below, provided that if the separation from service occurs prior to a Change of Control (as hereinafter defined), Employee will be entitled to receive 200% of the amounts determined under clauses (i), (ii) and (iii) and 100% of the amounts determined under clauses (iv), (v) and (vi).  The amounts determined under clauses (i), (ii), (iii), (iv) and (vi) shall be paid within 90 days after the date of separation from service, except to the extent any portion of such payment will be subject to the provisions of Section 409A of the Code, in which case such subject portion shall be paid no earlier than the date that is six (6) months following the date of separation from service.

(i)            Employee will be entitled to receive his Base Salary at the then current rate.

(ii)           Employee will be entitled to receive an amount equal to the highest amount of cash bonuses (or that have been awarded to Employee for a prior year’s service but remain unpaid as of the date of termination) to Employee for any one (1) year during the three (3) years prior to such separation from service.

(iii)           Employee will be entitled to receive an amount equal to the  amount contributed by Employer on behalf of Employee for the calendar year ending immediately prior to the date of separation from service under the COMFORCE Corporation Restated Deferred Compensation Plan, but any contributions by Employer on behalf of Employee under the COMFORCE Corporation Restated Deferred Vacation Plan shall be excluded.

(iv)           Employer shall reimburse Employee monthly (and in no event later than the year after the year the expense is incurred) for Employee’s cost of coverage under the COBRA for the period through the end of the second calendar year following the calendar year in which Employee’s separation from service occurs (the “Benefit Period”) if such coverage is both available and elected by Employee.  The amount of COBRA expenses eligible for reimbursement during one taxable year may not affect the amount of COBRA expenses eligible for reimbursement in any other taxable year.  If such COBRA coverage is not available for all or any part of the Benefit Period, then Employer shall pay to Employee monthly, for the period COBRA coverage is not available, the lesser of the cost of (A) other medical insurance Employee elects to obtain by the election deadline date that is required under COBRA or (B) COBRA insurance (had it been available).

(v)           Employee will be entitled to receive an amount equal to the full annual non-accountable expense allowance ($15,000) multiplied by a fraction, the numerator of which shall be the number of full calendar months Employee was employed during the calendar year in which his employment is terminated without “just cause,” based on the date of separation from service, and the denominator of which shall be 12, less any amount previously paid or credited to Employee in respect of such allowance or for expenses reimbursed (or previously incurred and reimbursable) under such allowance for such calendar year as of the date of separation from service.

(e)           Change of Control.  Upon the occurrence of any change in the ownership or effective control of COMFORCE, or in the ownership of a substantial portion of the assets of COMFORCE (as described in the regulations under section 409A of the Code) (“Change of Control”):

(i)           Employer will make a lump sum cash payment to Employee within 90 days after the date of the Change of Control, equal to 300% of the aggregate of following:

(A)
the sum of: (x) Employee’s then-current annual base salary; plus (y) the highest amount of cash bonuses paid to Employee (or that have been awarded to Employee for a prior year’s service but remain unpaid as of the date of termination) for any one (1) year during the three (3) calendar years immediately prior to the Change of Control; plus (z) the Employee’s annual non-accountable expense allowance; and

(B)
the amount contributed by Employer on behalf of Employee for the calendar year ending immediately prior to the separation from service, without duplication of amounts accounted for under clause (A) of this subsection, to any pension, retirement or similar plan of Employer or under the COMFORCE Corporation Restated Deferred Compensation Plan (but any contributions by Employer on behalf of Employee under the COMFORCE Corporation Restated Deferred Vacation Plan shall be excluded).

All compensation received by Employee pursuant to this subsection is collectively referred to in this Agreement as “Change of Control Payments.”

           (f)           Excise Tax.  In the event that Employee becomes entitled to a Change of Control Payment, then, if any of the Change of Control Payment will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, Employer shall pay to Employee promptly following determination of the estimated amount due, subject to any adjustments when the final determination is made that the Excise Tax is due, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of Excise Tax on the Change of Control Payment and any federal, state and local income tax upon the payment provided for by this Section 7(f), shall be equal to the Change of Control Payment.  In no event will any amount of the Gross-Up Payment be paid later than the end of the calendar year next following the year in which the related taxes are remitted.

For purposes of determining whether any payment will be subject to the Excise Tax and the amount of such Excise Tax:

(i) any other payments or benefits received or to be received by Employee in connection with the Change of Control of Employer or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change of Control or any person affiliated with Employer or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Employer and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

(ii)           the amount of Change of Control Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Payment or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) and (4) after applying clause (i) above; and

(iii)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by Employer’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality that imposes such tax on the date of termination of Employee’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this Agreement at the time of the termination of Employee’s employment, Employee shall repay to Employer the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code at the time the amount of such reduction in Excise Tax is finally determined. In the event that the Excise Tax is determined to exceed the amount taken into account under this Agreement at the time of the termination of Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) after the amount of such excess is finally determined but in no event later than the end of the calendar year next following the year in which the related taxes are remitted.

           (g)           Voluntary Termination.  If Employee shall voluntarily cease his employment with Employer for any reason (other than under circumstances in which a resignation is deemed to be a termination for “just cause” as provided in Section 7(a)) or Employee is terminated for just cause, Employee shall receive within 90 days after the separation from service, only such amounts as are earned (including cash bonuses that have been awarded to Employee but remain unpaid) prior to Employee’s voluntary termination.  For purposes of this paragraph, for the calendar year in which he voluntarily terminates, Employee shall be deemed to have earned an amount equal to the non-accountable expense allowance under Section 4(b)(ii) multiplied by a fraction, the numerator of which shall be the number of full calendar months Employee was employed during the calendar year in which he voluntarily terminates his employment, based on the date of separation from service, and the denominator of which shall be 12, less any amount previously paid or credited to Employee in respect of such allowance (or expenses reimbursed under such allowance) for such calendar year as of the date of separation from service.  Employer shall owe no further consideration or compensation to Employee, and all compensation and benefits payable to Employee under this Agreement shall thereupon, without further writing or act, cease, lapse and be terminated; provided, however, that Employee may continue to receive benefits under any group health care insurance plan, at Employee’s expense, to the extent required by COBRA.  This Section 7(g) does not affect any rights of Employee under any stock option agreements, the COMFORCE Corporation Restated Deferred Compensation Plan, or the COMFORCE Corporation Restated Deferred Vacation Plan, which shall be governed by the express terms of such agreements or plans.

(h)           Certain Reimbursements.  Employer will reimburse Employee for any and all legal and professional fees and expenses reasonably incurred by Employee, including without limitation all fees and expenses incurred in connection with efforts to enforce the provisions of this Agreement, which reimbursement shall be paid promptly but in no event more than two and one-half (2.5) months after such expenses are incurred by the Employee.

8.           Indemnification and Insurance.

In the event that during or after the Term, Employee is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was a director or officer, employee or agent of or is or was serving at the request of Employer as a director or officer, employee or agent or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Employee shall be indemnified and held harmless by Employer to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Employer to provide broader indemnification rights than said law permitted Employer to provide prior to such amendment) against all expenses, liabilities and losses (including attorneys fees, judgments, fines ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith.  Such right shall be a contract right and shall include the right to be paid by Employer expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Employee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Employee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to Employer of an undertaking, by or on behalf of Employee, to repay all amounts to so advanced if it should be determined ultimately that Employee is not entitled to be indemnified under this section or otherwise.

Promptly after receipt by Employee of notice of the commencement of any Proceeding for which Employee may be entitled to be indemnified, Employee shall notify Employer in writing of the commencement thereof (but the failure to notify Employer shall not relieve it from any liability which it may have under this Section 8 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses).  If any such action, suit or proceeding is brought against Employee and he notifies Employer of the commencement thereof, Employer will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Employee promptly after receiving the aforesaid notice from Employee, to assume the defense thereof with counsel reasonably satisfactory to Employee, which may be the same counsel as counsel to Employer.  Notwithstanding the foregoing, Employee shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Employee unless: (i) the employment of such counsel shall have been authorized in writing by Employer; (ii) Employer shall not have employed counsel reasonably satisfactory to Employee to take charge of the defense of such action within a reasonable time after notice of commencement of the action; or (iii) Employee shall have reasonably concluded, after consultation with counsel to Employee, that a conflict of interest exists which makes representation by counsel chosen by Employer not advisable (in which case Employer shall not have the right to direct the defense of such action on behalf of Employee), in any of which events such fees and expenses of one additional counsel shall be borne by Employer.  Anything in this Section 8 to the contrary notwithstanding, Employer shall not be liable for any settlement of any claim or action effected without its written consent.

Employer agrees that it will maintain Directors and Officers Insurance during the Term and for a period of three (3) years thereafter covering Employee and the other officers and directors of Employer in the amount of not less than Ten Million Dollars ($10,000,000).  In the event that such Directors and Officers Insurance is not commercially available to Employer, Employer will create a self-insurance reserve for all liabilities which would otherwise be covered by Directors and Officers Insurance in the amount of Ten Million Dollars ($10,000,000), which reserve shall be maintained in a separate escrow account and used exclusively for payment of liabilities, judgments, settlements or claims against officers and directors of Employer, including Employee, which would otherwise have been the subject of Directors and Officers Insurance.

9.           Effect of Reorganization.

If Employer is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not Employer is surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, voting power or control, and this Section 9 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Employee’s right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation or other entity resulting from such merger or consolidation or the corporation or other entity acquiring such assets of Employer.

In the event of any merger, consolidation or sale of assets described above, references to Employer in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets.

10.           No Duty to Mitigate.

There shall be no requirement on the part of Employee to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Employee is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Employee from other employment.

11.           Miscellaneous.

(a)                 All notice under this Agreement to the parties hereto shall be in writing sent by certified or registered mail, return receipt requested, postage prepaid, or by telegram, telex or telecopy, addressed to the respective parties at the following addresses:

EMPLOYER:	COMFORCE Corporation
415 Crossways Park Drive
Woodbury, NY 11797

EMPLOYEE:	Harry V. Maccarrone
c/o COMFORCE Corporation
415 Crossways Park Drive
Woodbury, NY 11797

Any party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification under this Agreement.  All notices shall be deemed to have been given and received on the next day following the sending of such telegram, telex or telecopy, or if mailed, on the third business day following such mailing.

(b)                 If Employer fails to timely make any payment to Employee that is required to be made under this Agreement, the amount not timely paid shall bear interest from the date it is due under this Agreement until paid at the per annum rate equal to 3.0% per annum in excess of the rate published in The Wall Street Journal as the prime lending rate, as the same may be modified from time to time. All payments required to be made by Employer under this Agreement to Employee or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(c)                 This Agreement contains the entire and only agreement of the parties hereto respecting the matters set forth in this Agreement, supersedes all prior agreements and understandings between the parties hereto regarding the matters hereby contemplated, and may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself be waived orally.  This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

(d)                 This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  This Agreement may be assigned by Employer to any person, firm or corporation or other entity which shall become the owner of substantially all of the assets of Employer or which shall succeed to the business of Employer; provided, however, that in the event of any such assignment Employer shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of Employer under this Agreement and shall deliver an executed copy thereof to Employee.

(e)                 This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York.  Should any action be brought to interpret or enforce the terms of this Agreement, the prevailing party shall be awarded costs and reasonable attorneys’ fees.

(f)                 Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall at the option of Employee be resolved by (i) arbitration in accordance with the then current rules of the American Arbitration Association and all findings of fact by the arbitrators shall be conclusive and binding on the parties or (ii) litigation before a federal or state court of competent jurisdiction located in the State of New York.  If Employee elects to have the matter resolved by arbitration, the controversy or claim shall be submitted to the American Arbitration Association through its New York, New York office, and the hearing of such dispute will be held in New York, New York.  The decision of the arbitrator(s) will be final and binding on all parties to the arbitration and said decision may be filed as a final judgment in any court.

(g)                 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

(h)                 If any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts thereof shall continue to be given effect and bind Employer and Employee.

(i)                 Employer shall pay Employee’s reasonable legal and professional fees and expenses incurred in connection with the negotiation of this Agreement, no later than two and one-half (2.5) months after the close of the year such fees or expenses are incurred by the Employee.

(j)                 No right or interest to or in any payments or benefits under this Agreement shall be assignable by Employee; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right under this Agreement to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.  The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Employee’s estate.

(k)                 No right, benefit, or interest under this Agreement, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned.

COMFORCE CORPORATION

By:

Its:

COMFORCE OPERATING, INC.

By:

Its:

EMPLOYEE

Harry V. Maccarrone